Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CITIGROUP ABINGDON FUTURES FUND L.P.

UNDER SECTION 121-201 OF

THE REVISED LIMITED PARTNERSHIP ACT

THE UNDERSIGNED, for the purpose of forming a limited partnership pursuant to Section 121-201 of the New York Revised Limited Partnership Act (the ‘‘Act’’), does hereby certify:

1.    The name of the limited partnership is as follows:

Citigroup Abingdon Futures Fund L.P. (the ‘‘Partnership’’).

2.    The county within this state, in which the office of the Partnership is to be located is:

New York.

3.    The Secretary of State of the State of New York is hereby designated the agent of the Partnership upon whom process served against the Partnership may be served. The post office address within New York to which the Secretary of State shall mail a copy of any process against the Partnership served upon him is:

Citigroup Managed Futures LLC
731 Lexington Avenue – 25th Floor
New York, New York 10022
Attention: David J. Vogel

4.    CT Corporation System, having a business address at 111 Eighth Avenue, 13th Floor, New York, New York 10011, is hereby designated, pursuant to section 121-105 of the Act of New York, the registered agent of the Partnership upon whom process against the Partnership may be served.

5.    The name and business address of the sole general partner of the Partnership is as follows:

Citigroup Managed Futures LLC
731 Lexington Avenue – 25th Floor
New York, New York 10022

6.    The latest date upon which the Partnership is to dissolve is:

December 31, 2025.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 1st day of November 2005.

General Partner Citigroup Managed Futures LLC
By:	/s/ David J. Vogel
David J. Vogel Authorized Person